EXHIBIT 4.5

                                PROMISSORY NOTE


$8035 U.S.                                                   Tequesta, Florida
                                                                 June 30, 1998


FOR VALUE RECEIVED, John M. O'Keefe (the "Maker") promises to pay on demand to Banner Holding Corp., a Florida corporation (the "Holder"), the principal sum of eight thousand thirty five dollars U.S. ($8035) at 120 N. U.S. Highway One, Tequesta, Florida 33469.

If this Note is not paid within five (5) days of demand then interest shall accrue from the demand date at the rate of twenty-four percent (24%) per annum. If suit is brought to collect this Note, the Holder shall be entitled to collect all costs and expenses of suit, including, but not limited to, attorneys' fees.

The Maker may prepay the principal amount outstanding in whole or in part.

Presentment, notice of dishonor and protest are hereby waived by all makers, sureties, guarantors and endorsers hereof. This Note shall be the joint and several obligation of all makers, sureties, guarantors and endorsers, and shall be binding upon them and their successors and assigns.



                                    ----------------------------------
                                    John M. O'Keefe